Letter to Shareholders
Technology & Corporate Development Progress Update
Date: 07/19/2010

To Our Valued Shareholders,

This week we’re pleased to share with you an update regarding XsunX’s benchmark targets for its hybrid CIGS/HD solar cell technology, and its projected savings in the marketplace as determined by IBIS Associates, a technology strategy and business development consulting company based in Waltham, Massachusetts who specializes in competitive position assessments of traditional and advanced materials and manufacturing technologies.

As part of preparing our submission for the latest DOE Funding Opportunity (DOE-FOA-0000234), IBIS Associates was tasked with determining the potential total annual impact of XsunX’s CIGSolar™ technology in terms of the overall PV industry by comparing it to the declining cost of traditional multi-crystalline silicon cells over a five-year time horizon.

IBIS quantified these savings in terms of Levelized Cost of Energy (LCOE), by utilizing the National Renewable Energy Laboratories (NREL’s) Solar Advisor Model which forecasts the savings from our technology as a replacement for the use of silicon cells. Incorporating our Joint Venture licensing model under which we plan to distribute CIGSolar™ technology, IBIS Associates determined that by the year 2015, this savings could total over $646 million.

Further, IBIS reported that “Xsunx's PV Cell technology in many ways can be thought of as a "drop-in" replacement for the current multi-crystalline silicon cell value stream, with the notable exception that it is much more capital efficient and cost effective. Moreover, XsunX's CIGS PV cells will eventually “outstrip” the baseline mc-Si cell in terms of conversion efficiency."

To make our technology a “drop-in” success, we continue to work on the assembly of our evaporation chambers that will allow us to continue to develop full-size CIGS cells. But due to a delay of a component supplier to deliver key components because of a lack of product availability within the supply chain, you may have noticed we have not been able to move forward in some key aspects of R&D that would allow us to reach our previously determined goal of July to have produced full size samples using evaporative deposition methods. Please don’t be discouraged. Our work often exceeds expectations in certain areas, allowing us to gain momentum and other times it falls short and requires additional testing but this is the nature of bringing concept to reality. In this case, there is an industry-wide shortage that developed of certain components that had delayed us in the assembly of the evaporation system illustrating that it can be difficult to schedule innovation. Rest assured though, that as of Friday July 16 we received confirmation that all of our parts have arrived. We will continue to work tirelessly with our first-rate HD partner to bring this hybrid CIGS technology to the marketplace.

With the necessary parts now in house over the next several weeks we plan to complete the assembly and begin calibration and testing of the system. Our goal is to qualify the system allowing us to continue to develop full-size CIGS cells utilizing our evaporative processes as rapidly as possible. We will provide more updates once the assembly and calibration efforts have been completed.

Thank you for your continued support of our company. As we make progress, we look forward to reporting back to you.  As always, if you have any questions in the meantime, please contact our Investor Relations desk at investors@xsunx.com or (888) 797-4527.

Sincerely,

Joe Grimes, President & COO, XsunX, Inc.

Safe Harbor Statement: Matters discussed in this shareholder news letter contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this shareholder news letter, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.